Exhibit 99.2
BUSINESS

Our Company

HGI is a holding company that is majority owned by the Harbinger Parties. We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we were reincorporated in Delaware under the name Harbinger Group Inc. We had approximately $140.8 million in cash, cash equivalents and short-term investments (including U.S. Government Agency and Treasury securities), as of June 30, 2010. Our common stock trades on the NYSE under the symbol “HRG”.

Since the completion of the disposition of our 57% ownership interest in the common stock of Omega in December 2006, we have held substantially all of our assets in cash, cash equivalents and short-term investments. Since then, we have been actively looking for acquisition or investment opportunities with a principal focus on identifying and evaluating potential acquisitions of operating businesses. These efforts accelerated after the Harbinger Parties acquired 9.9 million shares, or approximately 51.6%, of our common stock in July 2009.

On September 10, 2010, we entered into the Exchange Agreement with the Harbinger Parties pursuant to which we will issue approximately 119.9 million shares of our common stock to the Harbinger Parties in exchange for approximately 27.8 million shares of Spectrum Brands Holdings’ common stock. We filed our Amended Information Statement related to the Spectrum Brands Acquisition with the SEC on October 25, 2010 and we expect the Spectrum Brands Acquisition to close by the first quarter of 2011. Pro forma for the Spectrum Brands Acquisition, we will own approximately 54.4% of the outstanding shares of Spectrum Brands Holdings’ common stock, with a current market value of approximately $787 million (as of October 29, 2010). The Harbinger Parties will own approximately 93.3% of our outstanding shares of common stock on a pro forma basis. Following the Spectrum Brands Acquisition and the offering of the notes, our two primary assets will be approximately $449 million in cash, cash equivalents and short-term investments and $787 million in Spectrum Brands Holdings’ common stock.

We plan to become a holding company focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. We view the Spectrum Brands Acquisition as a first step in the process. We have identified the following six sectors in which we intend to pursue investment opportunities: consumer products, insurance and financial products, telecom, agriculture, power generation and water and natural resources.

In order to pursue our strategy, we will utilize the investment expertise and industry knowledge of Harbinger Capital, a multi-billion dollar private investment firm based in New York. We believe that the team at Harbinger Capital has a track record of making successful investments across various industries. We believe that our affiliation with Harbinger Capital will enhance our ability to identify and evaluate potential acquisition opportunities appropriate for a permanent capital vehicle. Our corporate structure provides significant advantages compared to the traditional hedge fund structure for long-term holdings as our sources of capital are longer term in nature and thus will more closely match our principal investment strategy. In addition, our corporate structure provides additional options for funding acquisitions, including the ability to use our common stock as a form of consideration.

Philip Falcone, who serves as our Chairman, Chief Executive Officer and President, founded Harbinger Capital in 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. In addition to Mr. Falcone, Harbinger Capital employs a wide variety of professionals, including more than 20 investment professionals with expertise across various industries, including our targeted sectors.

Harbinger Capital

For its investment funds, Harbinger Capital employs a fundamental approach to investing in deep value and below investment grade assets. The firm seeks investments that typically fall into one of the four following categories:

•	Value — passive investments in securities where Harbinger Capital believes a positive catalyst for value realization is already present;

•	Event — investment in companies where the Harbinger Capital team identifies a significant opportunity to actively engage with a company to unlock value;

•	Distressed/bankruptcy — investments in companies that are already in default, bankruptcy or in some other stage of financial failure or distress; and

•	Corporate shorts — passive investments where Harbinger Capital views the security to be overvalued or believes weakening fundamental trends or identifiable negative catalysts are apparent.

Harbinger Capital believes certain types of investments provide the best risk-return opportunity, driven by the less crowded nature of the investment opportunity as well as Harbinger Capital’s expertise. Harbinger Capital’s investment philosophy is to seek out investments that exhibit the following underlying characteristics:

•	Scarcity — Situations with finite resources where Harbinger Capital believes it can clearly quantify and impact supply/demand dynamics;

•	Complexity — Government, legal and regulatory controls can be onerous; Harbinger Capital believes its ability to navigate those entities provides it with a substantial advantage; and

•	Action — Harbinger Capital believes its ability to actively engage with companies and work with them to encourage consolidation, restructuring or other corporate action creates a catalyst to unlock value.

Our Competitive Strengths

Significant asset value:  Pro forma for the completion of the Spectrum Brands Acquisition and the offering of the notes, the combined value of our investments plus cash, cash equivalents and short-term investments will be approximately $1.2 billion. Such value includes $787 million from our 54.4% ownership of the outstanding shares of Spectrum Brands Holdings’ common stock, which is listed on the NYSE under the ticker “SPB”.

Strong liquidity position:  Pro forma for the Spectrum Brands Acquisition and the offering of the notes, we have ample liquidity with cash, cash equivalents and short-term investments of approximately $449 million. Our liquidity will provide us a significant advantage in pursuing acquisition opportunities, giving us the ability to execute investments without financing contingencies. We believe our liquidity position provides us the ability to meet our cash obligations at HGI, including our general and administrative expenses and interest payments on the notes offered hereby.

Proven investment team:  We believe that we will benefit from the investment expertise and resources of Harbinger Capital. Harbinger Capital employs a wide variety of professionals, including more than 20 investment professionals with expertise across various industries. Mr. Falcone, who serves as our Chairman, Chief Executive Officer and President, founded Harbinger Capital in 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. Prior to founding Harbinger Capital, Mr. Falcone was head of high yield trading for Barclays Capital, responsible for all aspects of trading operations (including distressed debt and special situations), managing risk exposure and overseeing the desk trading and analytics team. Mr. Falcone’s prior experience included positions with Gleacher Natwest, First Union Capital Markets and Kidder, Peabody & Co. We believe Mr. Falcone’s substantial experience and relationships in the investment industry will assist us in identifying and executing investment opportunities.

Our Strategy

The key elements of our business strategy will include the following:

Seek to acquire undervalued assets.  We intend to make investments in businesses that we consider to be undervalued and have potential for growth. We plan to utilize our relationship with Harbinger Capital to identify and evaluate acquisition opportunities. Over time, we plan to become a holding company focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. In addition to our intention to acquire controlling equity interests, we may also from time to time make investments in debt instruments and acquire minority equity interests in companies.

Actively manage our business.  We intend to take an active approach to managing our investments in companies in which we acquire a controlling interest. Such activities may include assembling senior management teams with the expertise to operate the businesses and providing management of such companies with specific operating objectives. We will bring an owner’s perspective to our operating businesses and we will hold management accountable for their performance.

Spectrum Brands Holdings

Spectrum Brands Holdings is a global branded consumer products company with leading market positions in seven major product categories: consumer batteries, pet supplies, home and garden control, electric shaving and grooming, electric personal care, portable lighting products and small household. Spectrum Brands Holdings is a leading worldwide marketer of alkaline, zinc carbon, hearing aid and rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances, aquariums and aquatic health supplies, specialty pet supplies, insecticides, repellants and herbicides. Spectrum Brands Holdings enjoys strong name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and numerous other brands including Spectracide, Cutter, Tetra, Dingo and 8-in-1.

Spectrum Brands Holdings’ products and operations are managed in four operating segments: (i) Global Batteries & Personal Care, which consists of Spectrum Brands Holdings’ worldwide battery, shaving and grooming, personal care and portable lighting products businesses, (ii) Global Pet Supplies, which consists of Spectrum Brands Holdings’ worldwide pet supplies business, (iii) Home and Garden, which consists of Spectrum Brands Holdings’ lawn and garden and insect control businesses, and (iv) Small Appliances, which resulted from SB/RH Merger and consists of small electrical appliances primarily in the kitchen and home product categories.

Spectrum Brands Holdings sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors, global online partners, internal e-commerce and original equipment manufacturers. Spectrum Brands Holdings’ products are sold in more than one million retail locations globally.

Spectrum Brands Holdings’ strategy is to provide quality and value to retailers and consumers worldwide. Most of its products are marketed on the basis of providing the same performance as its competitors for a lower price or better performance for the same price. Spectrum Brands Holdings’ goal is to provide the highest returns to its customers and retailers, and to offer superior merchandising and category management. Its promotional spending focus is on winning at the point of sale, rather than incurring significant advertising expenses. Spectrum Brands Holdings operates in several business categories in which it believes there are high barriers to entry and Spectrum Brands Holdings strives to achieve a low cost structure with a global shared services administrative structure, helping it to maintain attractive margins. This operating model, which Spectrum Brands Holdings refers to as the Spectrum value model, is what Spectrum Brands Holdings believes will drive returns for investors and customers.

Russell Hobbs, which was acquired by Spectrum Brands Holdings in the SB/RH Merger, is a leading marketer and distributor of a range of branded small household appliances, including small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a #2 overall position in the U.S. in the small kitchen appliance category, with a top three market share in 11 of the 17 product categories in which it competes. Spectrum Brands Holdings believes that the acquisition of Russell Hobbs will provide Spectrum Brands Holdings greater scale, a broader portfolio of brands and the ability to better leverage its distribution and customer network.

With the acquisition of Russell Hobbs, Spectrum Brands Holdings expanded its broad portfolio of well-recognized owned and licensed brand names to include, among others, George Foreman, Black & Decker, Russell Hobbs, Farberware, LitterMaid, Juiceman, Breadman and Toastmaster.

Russell Hobbs, formerly Salton, was created through the Salton-Applica Merger. Since the Salton-Applica Merger, the Russell Hobbs management team has transformed the company by rationalizing the brand portfolio around its core brands, eliminating approximately 80 underperforming brands and over 1,000 stock keeping units.

Spectrum Brands Holdings’ common stock trades on the NYSE under the symbol “SPB”.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having similar business objectives such as strategic investors, private equity groups and special purpose acquisition corporations. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us, and our financial resources will be relatively limited when contrasted with many of these competitors. Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

The Harbinger Parties and their affiliates include other vehicles that actively are seeking investment opportunities, and any one of those vehicles may at any time be seeking investment opportunities similar to those targeted by us. Our directors and officers who are affiliated with Harbinger may consider, among other things, asset type and investment time horizon in evaluating opportunities for us. In recognition of the potential conflicts that these persons and our other directors may have with respect to corporate opportunities, our amended and restated certificate of incorporation permits our board of directors from time to time to assert or renounce our interests and expectancies in one or more specific industries. In accordance with this provision, our board of directors renounced our interests and expectancies in the wireless communications industry. However, a renunciation of interests and expectancies in specific industries does not preclude us from seeking business acquisitions in those industries. We have had discussions regarding potential investments in various industries, including wireless communications.

Employees

At September 30, 2010, we employed 7 persons. In the normal course of business, we use contract personnel to supplement our employee base to meet our business needs. We believe that our employee relations are generally satisfactory. We expect we will need to hire additional employees as a result of our ownership of a majority interest in Spectrum Brands Holdings and the increasing complexity of our business.

Legal and Environmental Matters Regarding Our Business

In 2004, Utica Mutual Insurance Company (“Utica Mutual”) commenced an action against us in the Supreme Court for the County of Oneida, State of New York, seeking damages under a general agreement of indemnity entered into by us in the late 1970s. Based upon the information obtained to date, Utica Mutual is seeking damages due to payments it claims to have made under (i) a workers compensation bond and (ii) certain reclamation bonds which were issued to certain former subsidiaries and are alleged by Utica

Mutual to be covered by the general agreement of indemnity. While the precise amount of Utica Mutual’s claim is unclear, it appears it is claiming approximately $0.5 million, including approximately $0.2 million relating to the workers compensation bond and approximately $0.3 million relating to reclamation bonds.

In 2005, we were notified by Weatherford of a claim for reimbursement of approximately $0.2 million in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by a non-operating subsidiary of ours. The claim was made under an indemnification provision given by us to Weatherford in a 1995 asset purchase agreement and relates to alleged environmental contamination that purportedly existed on the properties prior to the date of the sale. Weatherford has also advised us that it anticipates that further remediation and cleanup may be required, although Weatherford has not provided any information regarding the cost of any such future clean up. We have challenged any responsibility to indemnify Weatherford. We believe that we have meritorious defenses to the claim, including that the alleged contamination occurred after the sale of the property, and we intend to vigorously defend against it.

In addition to the matters described above, we are involved in other litigation and claims incidental to our current and prior businesses. These include pending cases in Mississippi and Louisiana state court and in a federal multi-district litigation alleging injury from exposure to asbestos on offshore drilling rigs and shipping vessels formerly owned or operated by our offshore drilling and bulk-shipping affiliates.

We have aggregate reserves for our legal and environmental matters of approximately $0.3 million at both June 30, 2010 and December 31, 2009, which reserves relate primarily to the Utica Mutual and Weatherford claims described above. Although the outcome of these matters cannot be predicted with certainty, some of these matters may be disposed of unfavorably to us and we continue to incur ongoing defense costs in connection with some of these matters. However, based on currently available information, including legal defenses available to us, and given the aforementioned reserves and related insurance coverage, we do not believe that the outcome of these legal and environmental matters will have a material effect on our financial position, results of operations or cash flows.

Legal Matters Involving the Harbinger Parties and Their Affiliates

The Harbinger Parties and their affiliates have historically been involved in miscellaneous corporate litigation related to transactions or the protection and advancement of some of their investments, such as litigation over satisfaction of closing conditions or litigation related to proxy contests and tender offers. These actions arise from the investing activities of the Harbinger Parties and their affiliates conducted in the ordinary course of their business and do not arise from any allegations of misconduct asserted by investors in the Harbinger investment funds against Harbinger Capital or its personnel. Currently, the Harbinger Parties and their affiliates are defendants in one such action filed by Nacco, Inc., concerning the acquisition by certain Harbinger Parties of Applica Incorporated in November 2006.

In addition, the Harbinger Parties and their affiliates routinely cooperate with governmental and regulatory examinations, information-gathering requests (including informal requests, subpoenas, and orders seeking documents, testimony, and other information), and investigations and proceedings (both formal and informal). The Harbinger Parties and their affiliates are currently cooperating with informal investigations with respect to particular investments and trading in securities of particular issuers. The Harbinger Parties and their affiliates or investment funds are not currently parties to any litigation or formal enforcement proceeding brought by any governmental or regulatory authority.